Exhibit (a)(4)

AMENDED AND RESTATED

SCHEDULE A

TO AGREEMENT AND DECLARATION OF TRUST

This Amended and Restated Schedule A to the Waddell & Reed Advisors Funds Amended and Restated Agreement and Declaration of Trust dated May 18, 2017 (the “Agreement”), is effective as of October 16, 2017, and supersedes any prior Schedule A to the Agreement.

Waddell & Reed Advisors Accumulative Fund

Waddell & Reed Advisors Cash Management

Waddell & Reed Advisors Continental Income Fund

Waddell & Reed Advisors Global Growth Fund

Waddell & Reed Advisors High Income Fund

Waddell & Reed Advisors Municipal High Income Fund

Waddell & Reed Advisors New Concepts Fund

Waddell & Reed Advisors Science and Technology Fund

Waddell & Reed Advisors Small Cap Fund

Waddell & Reed Advisors Vanguard Fund

Waddell & Reed Advisors Wilshire Global Allocation Fund